Exhibit Q

CERTAIN PERSONAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K.

From: Mark Penn <[***]@stagwellgroup.com>
Sent: Thursday, June 17, 2021 8:07 AM
To: [***]@indabacapital.com
Subject: MDC

Just dropping a note that special committee indicated a desire on your part to talk directly.

I think the time for that would be when the special committee finishes its work on the proposal and Stagwell will be providing updated information to them and so at that time there will be new info made publicly available for you to consider in your voting decision.

If you feel strongly otherwise, I will be around next week.